Exhibit 99.(a)(1)(K)

FORM OF EMAIL:

To:	[Name]
From:	Medarex, Inc.
Subject:	NOTIFICATION REGARDING AMENDMENT NO. 1 TO OFFER TO AMEND
ELIGIBLE OPTIONS

This notice is to inform you that we have amended our Offer pursuant to the Offer to Amend Eligible Options (the “Offering Memorandum”).  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.  We have amended the definition of Eligible Options to exclude options granted on September 6, 2005 to persons who commenced employment with Medarex on September 6, 2005.  Attached is a copy of Amendment No. 1 to the Offering Memorandum.